Exhibit 10.21

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of December 1, 2020 (“Effective Date”), by and between Kathi Niffenegger ( “Employee”) and Edesa Biotech USA, Inc. (formerly Stellar Biotechnologies, Inc.), a California corporation ( “Company” or “Employer”). For good and valuable consideration, the sufficiency of which is hereby acknowledged, Employee and the Company agree as follows:

1. Title and Duties. Employee shall continue to hold the title of Chief Financial Officer (“CFO”) of Employer, its parent entity Edesa Biotech Inc. (“Edesa”), a company organized under the laws of British Columbia, and its affiliated entity Edesa Biotech Research, Inc. (“Edesa Research”), an Ontario corporation (collectively, the “Edesa Entities”). Employee will be responsible for performing such duties as the CEO of the Edesa Entities or his designee may assign, including all duties usually and customarily rendered by and required of the CFO of a publicly traded company, and including such duties as are described in any written job description that may be provided to Employee and amended from time to time, provided that in no event may such an amendment of duties assigned to the Employee materially diminish the Employee’s level of responsibilities, title, and stature as CFO of the Edesa Entities. Employee will devote Employee’s full business time and attention to performing Employee’s duties diligently and with undivided loyalty toward the Company and the other Edesa Entities. While employed by the Company, Employee will not compete with or take steps to compete with the Edesa Entities, assist any other person or entity to compete with or prepare to compete with the Edesa Entities, or engage in any other conduct that creates a conflict of interest with Employee’s duty of loyalty to the Company and the other Edesa Entities.

2. Required Licenses. The CFO of the Company must be a Certified Public Accountant (“CPA”) licensed by the State of California. Employee represents and warrants that Employee is a California CPA and that Employee has never been the subject of public or private discipline by the California Board of Accountancy or any other comparable state or federal licensing entity. Employee agrees to maintain and keep current all professional licenses and certifications necessary for the performance of Employee’s duties under this Agreement. The Company will reimburse Employee for all associated costs, including license fees, AICPA dues and continuing education courses necessary to maintain Employee’s CPA license and competency.

3. Location. Employee will perform Employee’s duties from Employee’s principal residence or other reasonable location of Employee’s choice. Employee agrees to undertake such travel as may be reasonably necessary in connection with Employee’s position from time to time.

4. At-Will Employment. Employee’s employment will be “at will,” which means that Employee or the Company may terminate the employment relationship at any time, for or without Cause (as defined in Section 7), and with or without advance notice. This at-will employment arrangement cannot be modified in any way except in writing signed by Employee and the CEO or President of the Edesa Entities.

5. Compensation and Benefits.

5.1 Base Salary. As compensation for Employee’s services, provided Employee is not in default of any material obligation to the Edesa Entities, the Company shall pay Employee wages in the gross amount of Two Hundred and Seventy Five Thousand Dollars ($275,000) per year (the “Base Salary”) retroactive to June 1, 2020, subject to legally required withholding and payable in accordance with the Company’s usual payroll policies and practices.

5.2 Discretionary Bonus. Employee shall be eligible for an annual discretionary bonus (the “Discretionary Bonus”), subject to legally required withholding. The target for the Discretionary Bonus shall be 40% of Employee’s Base Salary; however, the amount of the Discretionary Bonus shall be based on Employee’s performance and the performance of the Edesa Entities, in the sole discretion of the Board of Directors of Edesa. Employee shall be evaluated for, and paid (where applicable), the prior calendar year’s Discretionary Bonus no later than March 31 each calendar year. Notwithstanding whether a bonus has been anticipated or budgeted, no entitlement to any portion of any bonus shall accrue prior to the date on which the bonus is actually approved by the Board of Directors of Edesa and on the date Employee’s employment ends Employee will immediately cease to be eligible to receive any discretionary bonus except as provided in Section 7.

5.3 Option Grant. Employee shall be eligible for future share and/or option grants commensurate with Employee’s position and any personal and business milestones which may be established by the Company in accordance with the Company’s executive compensation policy as in effect from time to time as determined by Edesa’s Board of Directors subject to availability of shares and/or options for grant under the Company’s Equity Incentive Compensation Plan.

5.4 Compensation Review. Compensation, including base salary, the target for discretionary bonuses, and potential share or option grants, will be reviewed annually, no later than March 31 of each calendar year, on the basis of such factors as, but not limited to, merit, market performance, job grade and potential. However, any increase to the Employee's Base Salary is in the sole discretion of the Board of Directors of Edesa.

5.5 Other Benefits. Employee shall be eligible for such other employee benefits and executive perquisites as are generally provided to similarly situated executives of the Edesa Entities subject to any waiting time periods or other limitations set forth in the policy or plan document governing each benefit. At present, the Company offers the following benefits:

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Group health insurance (the full premium for Employee’s choice of any ACA Gold or Platinum plan paid by the Company)

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Group dental and vision insurance (the full premium paid by the Company)

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Vacation (accrued on a pro-rated basis at the rate of 208 hours per year; accrual is capped at 312 hours; unused vacation is paid upon termination of employment)

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Paid Sick Leave (48 hours provided on January 1 of each calendar year; unused sick leave does not carry-over from year-to-year; unused sick leave is not paid upon termination of employment)

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Six Paid Holidays (New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day)

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401K (the Company will make a non-elective employer contribution of 3% of Employee’s Base Salary)

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Coverage under the Company’s D&O Insurance.

Benefits, coverages, policies and plans may be amended or terminated by the Company at any time, without advance notice or other obligation, provided however that in the event of such amendment or termination, the Company will either make available to the Employee benefits coverage substantially comparable in scope to the preceding coverage, or reimburse the Employee for the cost of obtaining private coverage substantially comparable in scope to the preceding coverage.

5.6 Expenses. The Company shall reimburse Employee for reasonable and documented expenses actually and necessarily incurred by Employee in the performance of Employee’s duties, in accordance with California law and the Company’s policies and procedures. These expenses shall include all reasonable expenses related to business travel, as well as all reasonable expenses related to working remotely including, but not limited to, computer, cell phone and monthly service plan, and monthly internet service plan.

6. Policies and Procedures. As a term and condition of employment, Employee agrees to comply with, and be bound by, Employer’s Employee Handbook and other employment policies and procedures. From time to time, the Employee Handbook and other policies and procedures may be changed by the Company, in its sole discretion, without advance notice. It is the sole responsibility of the Employee to review and understand any changes to the Employee Handbook or other policies and procedures.

7. Termination. The parties may terminate their employment relationship and this Agreement as follows:

7.1 Termination by Company for Cause. The Company may terminate Employee’s employment at any time for “Cause.” For the purpose of this Agreement, Cause means: (a) Employee has performed (or failed to perform) any act in bad faith to the detriment of any Edesa Entity’s business or reputation; (b) Employee has habitually neglected the duties of her position; (c) Employee has engaged in dishonesty, gross negligence, or intentional misconduct in connection with her employment; (d) Employee has materially breached any written policy of an Edesa Entity applicable to her, or any written agreement with an Edesa Entity; or (e) Employee has been convicted of, or pled no contest to, any crime involving dishonesty or breach of trust. If the Company terminates Employee’s employment for Cause, the Company’s only obligations shall be to provide Employee with: (i) Employee’s accrued salary and accrued and unused vacation pay through and including Employee’s last day of employment (the “Separation Date”); (ii) reimbursement of any reimbursable expenses Employee has properly incurred through and including the Separation Date; and (iii) any benefit required under applicable law (including but not limited to compliance with COBRA and/or Cal-COBRA).

7.2 Resignation by Employee. Employee may resign her employment at any time. If Employee resigns her employment, the Company’s only obligation shall be to provide Employee with the same payments and benefits as would be provided in case of a termination of Employee’s employment by the Company for Cause.

7.3 Termination by Company without Cause. The Company may terminate Employee’s employment at any time without Cause. If the Company terminates Employee’s employment without Cause, the Company’s only obligations shall be: (a) to provide Employee with the same payments and benefits as would be provided if the Company had terminated Employee’s employment for Cause; and (b) if Employee executes a general release of claims in a form reasonably required by the Company (“Release Agreement”) within sixty (60) days after Employee’s Separation Date, payment of “Severance” which shall be equal to the following:

(i) a lump sum payment of Twelve (12) months of Employee’s Base Salary at Employee’s then-current rate, plus one additional month of Employee’s Base Salary for every year of service completed since June 7, 2019, not to exceed a total of twenty-four (24) months;

(ii) a lump sum payment of any Discretionary Bonus for the prior calendar year already determined by the Board of Directors of Edesa, but not yet paid;

(iii) a lump sum payment for Employee’s potential Discretionary Bonus for the current calendar year (and the prior calendar year if no Discretionary Bonus for the prior calendar year has already been determined by the Board of Directors of Edesa), prorated over the Employee’s length of service in the calendar year in which her employment was terminated, based on an average of the Discretionary Bonuses paid or payable for the two years immediately preceding the termination (or based on the last Discretionary Bonus determined by the Board of Directors where such bonus has only been determined for one calendar year).

Severance shall be paid no later than 14 calendar days after the date on which the Release Agreement becomes effective; except that, Company shall not be obligated to pay Severance before Employee complies with her obligations under Section 7.5.

7.4 Termination Related to Change of Control. In the event that the employment of the Employee is terminated or constructively terminated by the Employer upon or within a 12 month period following a Change of Control, the Company shall be obligated to provide Employee with the same payments and benefits as would be provided in case of a termination of Employee’s employment by the Company without Cause, except that the portion of Severance established by Section 7.3(i) shall be equal to twenty-four (24) months of Employee’s Base Salary.

(i) For the purpose of this Agreement, “Change of Control” shall mean a transaction or series of transactions whereby directly or indirectly: (i) a plan of arrangement, amalgamation, merger or consolidation in which more than 50% of the total combined voting power of Edesa’s voting securities, on a fully diluted basis, are transferred or issued to a person or persons different from those persons holding such securities immediately prior to such transaction; (ii) the direct or indirect acquisition by a person or related group of persons acting jointly or in concert of the beneficial ownership of voting securities of Edesa representing more than 50% of the total combined voting power of Edesa’s then outstanding securities, on a fully diluted basis; (iii) the exercise of the voting power of all voting or other securities of Edesa so as to cause or result in the election of a majority of the board of directors of Edesa who were not previously incumbent directors thereof; or (iv) the sale, transfer or disposition of all or substantially all of the assets of the Edesa Entities.

(ii) For the purpose of this Agreement, a “constructive termination” shall mean a material change in Employee’s title, responsibilities, authority or status, and/or a reduction of Employee’s Base Salary (except when all executives are subject to the same reduction or a salary deferral), or the Company requires Employee to primarily perform her duties at a site more than thirty (30) miles from Employee’s current principal residence (other than when Employee is traveling as may be reasonably necessary in connection with her job duties).

7.5 Resignation Upon Termination. Employee agrees that, upon the cessation of Employee’s employment (for any reason, including termination for or without cause, constructive termination, resignation or otherwise), if she is a member of the Board of any of the Edesa Entities she shall resign from the Board(s), to be effective no later than the Separation Date (or such other date as requested by the Board).

8. Proprietary Information and Inventions Assignment Agreement. As a condition of Employee’s continued employment, if requested by the Company, Employee shall sign a Proprietary Information and Inventions Assignment Agreement from time to time in a form acceptable to the Company.

9. Arbitration. As a condition of employment, or continued employment, with the Company, Employee may be required to sign arbitration agreements that the Company may issue from time to time.

10. Non-Solicitation. While Employee is employed by the Company and for a period of one year after Employee’s employment ends for any reason, Employee will not solicit for employment by Employee or by any person or entity other than an Edesa Entity, any individual who is then employed by an Edesa Entity or who was employed by an Edesa Entity during the preceding 12 months.

11. Non-Interference. At no time during or after Employee’s employment by the Company shall Employee engage in any of the following conduct: (a) make use of any Edesa Entity trade secret to solicit or attempt to solicit, on Employee’s own behalf or on behalf of any person or entity other than an Edesa Entity, business from any customer of an Edesa Entity; or (b) induce or attempt to induce, on Employee’s own behalf or on behalf of any person or entity other than an Edesa Entity, any consultant, independent contractor, licensee or other third party to sever any existing contractual relationship with an Edesa Entity.

12. Construction of Agreement. The language of all parts of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any party. All parties have cooperated in the drafting and preparation of this Agreement, and the Agreement shall not be construed more favorably for or against any party by reason of which party drafted the Agreement. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

13. Severability. If any portion of this Agreement shall be held to be void, voidable or unenforceable, such portion shall be modified only to the minimum extent required to render it enforceable, and the remaining portions of the Agreement shall remain in full force and effect.

14. Amendments. This Agreement cannot be altered or amended except in writing signed by Employee and the CEO or President of the Edesa Entities.

15. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California without regard to conflict-of-law principles.

16. Successors and Assigns. This Agreement is personal to Employee and cannot be assigned by Employee, and any purported assignment by Employee shall be null and void from the outset. This Agreement cannot be assigned by the Company other than to another Edesa Entity.

17. Waiver. No waiver of any provision of this Agreement is effective unless it is in writing and signed by the party against whom it is being enforced. No waiver by any party to this Agreement on one occasion shall be deemed a waiver of any provision on any other occasion.

18. Entire Agreement. This Agreement constitutes the entire and complete understanding between Employee and the Company concerning the subject matter hereof. All prior representations, agreements, arrangements and understandings between the parties, whether oral or written, have been fully and completely merged herein and are fully superseded by this Agreement. To the extent that any provision of this Agreement conflicts with any provision of any general policy of the Company, including policies in the Company’s Employee Handbook, this Agreement shall control.

19. Counterparts; Signatures. This Agreement may be executed in counterparts, each of which is deemed to be an original, but such counterparts together shall constitute one and the same document. Electronic signatures and copies of executed signature pages, including copies conveyed via fax or email, shall be valid and binding for all purposes to the same extent as original executed signature pages.

IN WITNESS WHEREOF, the parties have executed this Agreement.

EDESA BIOTECH USA, INC.	KATHI NIFFENEGGER
By: /s/ Pardeep Nijhawan	/s/ Kathi Niffenegger
Its: Chief Executive Officer	Date: December 1, 2020

Date: December 1, 2020